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                                                                    EXHIBIT 4.31
                                                           [English Translation]

                  LOAN TRANSACTION AGREEMENT (FOR CORPORATIONS)

The debtor hereby approves the applicability of the Basic Agreement on Bank Loan Transactions (including the related Deposit Transaction Agreement in the event of comprehensive bankbook loans and account loans) and the Addendum to Corporate Loan Transaction Agreements, and covenants to carry out the following in regard to the loan transaction with Korea Exchange Bank (hereinafter referred to as "KEB").

ARTICLE 1         TERMS OF TRANSACTION

(1) The transaction requirements, such as loan category, committed (line) amount, interest and guarantee payment and rate of delay penalty, transaction method and others, are as follows. However, when the commitment period is extended, or the outside borrowing rate or loan rate is modified, or in the event that the loan has a committed period exceeding one year, rates such as interest and guarantee may be modified in accordance with the determination made by the bank.

-------------------------------------------------------------------------------------------------
                                                                         Transaction method
Loan                                                  Delay penalty    (Indicate transaction per
category     Amount     Period    Interest rate           rate             each limit or case)
-------------------------------------------------------------------------------------------------
            Won 30      1 year    6.8% per annum
            billion
-------------------------------------------------------------------------------------------------

(2) From the transaction method of Clause 1, loans with a committed limit transaction shall have the borrowing and repayment freely made within the scope of the committed limit amount and the committed period, and the loan per each transaction may be made in the committed period for the amount borrowed.

(3) In the event of a committed limit loan, the loan period for each may be determined and operated within the committed period, and the loan period for each shall follow the determination of the bank.

(4) In the event of an installment repayment transaction loan, it has the grace period of ____ years ___ months on the basis of the initial borrowing payment date, and after the grace period, it shall be paid in an installment of ___ years ___ months or without the grace period in accordance with the schedule for installment repayment chart separately distributed by the bank.

(5) In the event of a loan on the installment savings or mutual premium benefit, installment payments shall be made in accordance with the determination made by the bank each month based on the borrowing payment date.

(6) The bank may check the fund use and necessary amount with the verifying document or actual goods as necessary, and hand out the installment loan.

(7) The interest and guarantee charge for each loan category shall be paid in accordance with the method and payment period determined by the bank.

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ARTICLE 2         PAYMENT GUARANTEE COVENANT

(1) The bank may, at its sole discretion, make the guarantee in excess of the committed (line) amount or committed period of Article 1. In this case, this Agreement shall be applicable to the excessive payment guarantee as well.

(2) The application of the payment guarantee shall be made by a payment guarantee application of the form provided by the bank, and the bank may, at its sole discretion, guarantee for payment under the issuance of a payment guarantee certificate, guarantee of note, note acquisition and other debt guarantee methods.

(3) In the event that a bank performs the guarantee of debt, it may do so without advance notice to the debtor and in spite of the payment time of the main debt, and the bank may determine the method and amount of the performance and the debtor shall repay the guaranteed debt.

(4) The debtor shall deposit the payment fund to the bank prior to the payment date, or shall pay the debt on the payment date of the main debt that the bank has guaranteed for payment in a way as not to impose a burden on the bank.

(5) The debtor shall immediately notify the bank when the main debt is fully performed, when the main debt is extinguished due to the causes of digest, off set, exemption, confusion or statute of limitation, when the performance claim is received from a party subject for payment guarantee, when having the cause of effecting on the guaranteed debt of bank including the collateral property or change of statute of limitation and the like.

(6) When the guarantee is performed by the bank with the claim of a party subject for payment guarantee by neglecting the notice under Clause 5, the debtor shall have the repayment debt on the amount and shall repay it.

ARTICLE 3         FEES FOR UNUSED PORTION ON COMMITTED LIMIT

In the event of line transaction and foreign currency loans, service fees shall be paid in accordance to the determination of the bank on the unused amount from the loan (line) amount of Article 1.

ARTICLE 4         OBLIGATION TO PROVIDE BLANK NOTE AND GRANTING OF RIGHT TO
                  SUPPLEMENT

(1) The debtor shall issue a note with the face amount and payment date left blank and shall provide it to the bank with the guarantee of the joint and severe guarantor when receiving the loan.

(2) The bank may supplement the blank note of Clause 1 and exercise it when the debtor does not perform their debt within the committed period, or loses the benefit of the period detailed under the Basic Agreement of Bank Loan Transactions. In the event of guaranteed payment, the bank may pay on behalf of the debtor or supplement the blank note and exercise it when there is a advance right of indemnification.

ARTICLE 5         COLLATERAL AND INSURANCE

Unless the bank has expressed otherwise, the debtor shall provide the land, building and other facilities that were installed with the loans executed under the Agreement to the bank as collateral, and in the event a request is made by the bank, it shall subscribe to the insurance of the type and amount agreed by the bank, and the right of pledge is established for the bank on its right of claim to the insurance proceeds.

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ARTICLE 6         OTHER SPECIAL MATTERS

(SEAL AFFIXED)

        /s/ Shin,Yun-Sik
------------------------------------
November 14, 2002

Debtor:   Name: Hanaro Telecom, Inc.
          Address: 1445-3 Seocho-dong, Seocho-gu, Seoul
          CEO: Shin, Yun-Sik

I hereby acknowledge that I have received the copies of the Basic Agreement on Bank Loan Transactions, the Addendum to the Agreement of Corporate Loan Transactions and this Agreement, and had a sufficient description for full understanding of the important terms and conditions contained herewith.

          Name: Hanaro Telecom, Inc.
          Address: 1445-3 Seocho-dong, Seocho-gu, Seoul
          CEO: Shin, Yun-Sik
          (SEAL AFFIXED)

               /s/ Shin, Yun-Sik
          ----------------------------

Column for attaching import stamp

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In relation to the early repayment fees, it is hereby confirmed that the early repayment fees are exempted in this case when repaying the loans of Won 30 billion (syndicated loans, etc.).

                            ADDENDUM TO THE AGREEMENT
                    (covenant regarding early repayment fees)

TO: KEB

November 14, 2002

Debtor:   Name: Hanaro Telecom, Inc.
          Address: 1445-3 Seocho-dong, Seocho-gu, Seoul
          CEO: Shin, Yun-sik

I, the undersigned, hereby covenant as follows in adding to the loan transaction agreement with Korea Exchange Bank (hereinafter referred to as "KEB") on November 14, 2002.

ARTICLE 1         PAYMENT OF EARLY REPAYMENT CHARGE

When the undersigned pays all or part of the loans obtained from KEB before the original due date of the loan (hereinafter referred to as "early repayment"), the Early Repayment Charge following the provision of Article 2 shall be paid to KEB.

ARTICLE 2         CALCULATION OF EARLY REPAYMENT CHARGE

(1) The Early Repayment Charge shall be calculated by multiplying the charge rate of the following with the early repayment amount.

         1. In the event of changing the interest rate at variable interest

                  A. In the event the remaining loan period is three months or longer with less than one year of duration:
                           0.5%

                  B. In the event the remaining loan period is over one year: 1.0%

         2.       In the event the interest rate is determined at a fixed rate:
                  Interest difference multiplied by the remaining loan period (in months)/12. However, in this case, the IFC rate shall not exceed 3%.

                  A. The "interest rate difference" shall mean the value after deducting the standard interest applicable to the remaining loan period at the time of early repayment from the standard interest applicable to the committed loan period at the time of handling the loan. In this case, the bank shall separately notify for each period.

                  B. The "remaining loan period" means the remaining number of months from the early repayment date to the originally promised loan date, and a period of less than one month shall be cut off.

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(2)      In the event of early repayment for the installment payment of a loan, the Early Repayment Charge is calculated for each installment repayment loan. In the event of a partial early repayment, the Early Repayment Charge is calculated by repaying the installment payment that occurs after the first due date.

ARTICLE 3         EXEMPTION FOR EARLY REPAYMENT CHARGE

Notwithstanding Article 1 and Article 2, in the event of the following, the Early Repayment Charge shall be exempted.

         1.       In the event the remaining loan period is less than 3 months

         2. In the event the bank recovers a loan before the maturity period due to the loss of benefit of period, off set and others

         3. In the event the repayment of loan is made before the maturity in accordance with the separate stipulation or consultation of the bank and the debtor, such as a special covenant for the financial structure improvement of companies

         4. In the event of repaying a loan before maturity due to the transfer of title in the event of housing collateral loans

         5. In the event the applicable standard interest for the remaining loan period, as of the early repayment date, is higher than the applicable standard interest for the committed loan period at the time of handling the loan

         6.       In the event the bank is recognized separately

I hereby acknowledge that I have received a copy of this Addendum to the Agreement, and had a sufficient description for full understanding of the important terms and conditions contained herewith.

         Name: Hanaro Telecom, Inc.
         Address: 1445-3 Seocho-dong, Seocho-gu, Seoul
         CEO: Shin, Yun-Sik

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